Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION █ SALEM, NH 03079 █ TEL (603) 893-9701 █ WEB www.standex.com

STANDEX REPORTS FISCAL SECOND QUARTER 2025 FINANCIAL RESULTS

●	Sales Increased 6.4% with Contributions from Acquisitions Partially Offset by Organic Decline; Highest Sales Quarter Since Divestiture of the Refrigeration Group in April 2020
●	GAAP Gross Margin of 37.6%; Adjusted Gross Margin of 40.9% - Up 60 bps YOY
●	GAAP Operating Margin of 4.5%; Record Adjusted Operating Margin of 18.7% - Up 150 bps YOY
●	Electronics Book to Bill 1.02 Indicating Continued Market Recovery; Sales into Electrical Grid End Market Anticipated to Provide Tailwind to Second Half of FY25

SALEM, NH – January 30, 2025 – Standex International Corporation (NYSE: SXI) today reported financial results for the second quarter of fiscal year 2025 ended December 31, 2024.

Summary Financial Results - Total
($M except EPS and Dividends)	2Q25	2Q24	1Q25	Y/Y	Q/Q
Net Sales	$189.8	$178.4	$170.5	6.4%	11.4%
Operating Income – GAAP	$8.5	$25.8	$24.1	-67.2%	-64.9%
Operating Income – Adjusted*	$35.5	$30.7	$29.0	15.4%	22.1%
Operating Margin % - GAAP	4.5%	14.5%	14.1%	- 1000 bps	- 960 bps
Operating Margin % - Adjusted*	18.7%	17.2%	17.0%	+ 150 bps	+ 170 bps
Net Income from Continuing Ops – GAAP	$1.3	$19.1	$18.2	-93.2%	-92.9%
Net Income from Continuing Ops – Adjusted*	$22.9	$22.7	$21.9	1.0%	4.8%

EBITDA	$16.1	$32.4	$31.2	-50.4%	-48.4%
EBITDA margin	8.5%	18.2%	18.3%	- 970 bps	- 980 bps
Adjusted EBITDA	$39.6	$35.0	$34.1	13.2%	16.1%
Adjusted EBITDA margin	20.9%	19.6%	20.0%	+ 130 bps	+ 90 bps

Diluted EPS – GAAP	$0.07	$1.61	$1.53	-95.7%	-95.4%
Diluted EPS – Adjusted*	$1.91	$1.91	$1.84	0.0%	3.8%
Dividends per Share	$0.32	$0.30	$0.30	6.7%	6.7%

Free Cash Flow	$2.2	$19.5	$10.8	-89.0%	-80.1%
Net Debt to EBITDA	2.9x	0.0x	0.1x	NM	NM

*Adjusted operating income, adjusted operating margin, and adjusted EPS for all periods now exclude amortization expense from acquired intangible assets. Fiscal second quarter 2025 adjusted operating margin including amortization expense was 16.8%.

Second Quarter Fiscal 2025 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “Following solid operational performance in the fiscal first quarter, we delivered the highest sales since the divestment of the Refrigeration business in April 2020 and record adjusted operating margin in the fiscal second quarter. These improvements reflected solid operational performance from core businesses and contribution from the recent Amran/Narayan acquisition. Completed in the quarter, this was the largest acquisition in the history of the Company and its sales exceeded our expectations. The continued strength of the electrical grid end market positions us well for continued growth and margin improvement in the second half of fiscal 2025. In the fiscal second quarter, we achieved adjusted gross margin of approximately 40.9% and adjusted operating margin of 18.7%, while continuing to support our growth initiatives.”

“We remain confident about the Company’s exposure to many positive secular trends in the evolving global economy, such as the electrical grid, electric and hybrid vehicles, renewable energy, commercialization of space, and defense. As the global economy evolves, the Company remains nimble to pivot towards end markets with above average growth prospects. With two months of Amran/Narayan’s sales into the electrical grid end market, our fiscal second quarter sales into fast growth markets were over 20% of total company sales.”

“For the remainder of fiscal year 2025, based on recent order rates and customer interaction, we continue to expect our end markets to improve, with the recent Amran/Narayan Group acquisition providing an additional tailwind. In the fiscal second quarter, we launched seven new products and remain on track to release over a dozen new products in fiscal year 2025.”

“Overall, we are well positioned for continued improvements in financial performance as market conditions improve. In terms of our balance sheet, we intend to use cash flows to reduce debt, while we continue to assess an active pipeline of organic and inorganic opportunities that support future growth.”

Outlook

In the fiscal third quarter 2025, on a sequential basis, the Company expects moderately to significantly higher revenue, driven by the impact of the recent Amran/Narayan Group acquisition and improving overall demand in Electronics. On a sequential basis, the Company expects slightly to moderately higher adjusted operating margin, benefiting from improved revenue, partially offset by higher investments in selling, marketing, and R&D.

Second Quarter Segment Operating Performance

Electronics (51% of sales; 61% of segment adjusted operating income)

	2Q25	2Q24	% Change
Electronics ($M)
Revenue	95.9	79.4	20.8%
GAAP Operating Income	17.4	15.9	9.9%
GAAP Operating Margin %	18.2	20.0
Adjusted Operating Income*	26.5	17.5	51.3%
Adjusted Operating Margin %*	27.6	22.0

* Excludes the amortization of acquired backlog, the step-up of inventory to fair value, and acquired intangible assets; Q2 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $16.5 million or 20.8% year-on-year reflecting a 32.3% benefit from recent acquisitions, partially offset by an organic decline of 10.7% and a 0.9% impact from foreign currency. The organic decline was due to softness in the automotive end markets in Europe and North America and in general industrial end markets. Adjusted operating income increased approximately $9.0 million or 51.3% year-on-year due to the contribution from the recent Amran/Narayan Group acquisition, productivity initiatives and product mix, partially offset by lower volume.

Electronics segment backlog realizable in under one year of approximately $157 million increased 40% year-on-year. The segment had a book to bill ratio of approximately 1.02 in the fiscal second quarter, with orders of approximately $98 million, driven by order strengthening in the core businesses and the contribution from the recent Amran/Narayan Group acquisition.

In fiscal third quarter 2025, on a sequential basis, the Company expects significantly higher revenue, primarily driven by the Amran/Narayan Group acquisition and higher sales into fast growth end markets, and moderately higher adjusted operating margin, as the contribution from the recent acquisition and pricing and productivity initiatives are partially offset by higher investments in selling, marketing, and R&D.

Engraving (16% of sales; 11% of segment adjusted operating income)

	2Q25	2Q24	% Change
Engraving ($M)
Revenue	31.5	40.8	-23.0%
GAAP Operating Income	4.1	8.9	-53.7%
GAAP Operating Margin %	13.1	21.8
Adjusted Operating Income*	4.5	9.3	-51.9%
Adjusted Operating Margin %*	14.3	22.8

* Excludes the amortization of acquired intangible assets; Q2 FY24 restated to exclude the amortization of acquired intangible assets

Revenue decreased approximately $9.4 million or 23.0% year-on-year reflecting a 22.2% organic decline, primarily due to continued softness in North America and Europe from delays in new platform rollouts, and a foreign currency impact of 0.8%. Adjusted operating income decreased approximately $4.8 million or 51.9% year-on-year due to the lower revenue. Operating deleverage was partially offset by the realization of previously announced productivity initiatives and restructuring actions.

In fiscal third quarter 2025, on a sequential basis, the Company expects slightly to moderately lower revenue and adjusted operating margin due to continued softness in the automotive end markets in North America and Europe and less favorable project timing in Asia due to the Chinese New Year. To address the continued softness in end markets served by this segment, the Company initiated additional restructuring actions that project to yield $4.0 million in annualized savings once fully implemented, starting in fiscal fourth quarter 2025.

Scientific (10% of sales; 11% of segment adjusted operating income)

	2Q25	2Q24	% Change
Scientific ($M)
Revenue	18.5	16.3	13.4%
GAAP Operating Income	4.7	4.2	11.1%
GAAP Operating Margin %	25.5	26.1
Adjusted Operating Income*	5.0	4.5	10.1%
Adjusted Operating Margin %*	26.9	27.7

* Excludes the amortization of acquired intangible assets; Q2 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $2.2 million or 13.4% year-on-year reflecting a 9.5% benefit from the Custom Biogenic Systems acquisition and organic growth of 3.9%, mostly due to higher volume from new product sales partially offset by lower demand from retail pharmacies. Adjusted operating income increased approximately $0.5 million or 10.1% year-on-year reflecting the contribution from the acquisition and higher volume.

In fiscal third quarter 2025, on a sequential basis, the Company expects slightly to moderately higher revenue and slightly to moderately lower adjusted operating margin due to higher contribution to revenue from the recent acquisition, additional R&D investments, and higher freight costs.

Engineering Technologies (12% of sales; 9% of segment adjusted operating income)

	2Q25	2Q24	% Change
Engineering Technologies ($M)
Revenue	22.6	19.9	13.9%
Operating Income	3.7	3.4	8.4%
Operating Margin %	16.3	17.1

Revenue increased approximately $2.8 million or 13.9% year-on-year primarily driven by more favorable project timing in the space end market and growth in sales from new products. Operating income increased approximately $0.3 million or 8.4% year-on-year reflecting higher volume.

In fiscal third quarter 2025, on a sequential basis, the Company expects slightly lower revenue due to project timing and slightly higher operating margin due to product mix.

Specialty Solutions (11% of sales; 8% of segment adjusted operating income)

	2Q25	2Q24	% Change
Specialty Solutions ($M)
Revenue	21.3	22.0	-2.9%
Operating Income	3.6	4.0	-10.2%
Operating Margin %	16.7	18.1

Specialty Solutions revenue decreased approximately $0.6 million or 2.9% year-on-year, reflecting general market softness in the Display Merchandising business and in the Hydraulics business. Operating income decreased approximately $0.4 million or 10.2% year-on-year due to lower volume.

In fiscal third quarter 2025, on a sequential basis, the Company expects similar revenue and slightly higher operating margin.

Capital Allocation

●	Interest: In fiscal third quarter 2025, the Company expects interest expense to be between $7 million and $7.5 million.

●

Share Repurchase: During the fiscal second quarter 2025, the Company has repurchased approximately 4,000 shares for $0.8 million. There was approximately $28 million remaining on the Company’s current share repurchase authorization at the end of the fiscal second quarter 2025.

●

Capital Expenditures: In fiscal second quarter 2025, the Company’s capital expenditures were $7.0 million compared to $4.3 million in the fiscal second quarter of 2024. The Company expects fiscal year 2025 capital expenditures between $30 million and $35 million. Capital expenditures were $20.3 million in fiscal 2024.

●

Dividend: On January 24, 2025, the Company declared a quarterly cash dividend of $0.32 per share, an approximately 6.7% year-on-year increase. The dividend is payable February 28, 2025, to shareholders of record on February 14, 2025.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $413.2 million on December 31, 2024, compared to $6.2 million at the end of fiscal second quarter 2024. Net (cash) debt for the second quarter of 2025 consisted primarily of long-term debt of $534.3 million and cash and equivalents of $121.1 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended December 31, 2024, was $9.1 million compared to $23.8 million in the prior year’s quarter. Free cash flow after capital expenditures was $2.2 million compared to free cash flow after capital expenditures of $19.5 million in the fiscal second quarter of 2024.

Conference Call Details

Standex will host a conference call for investors tomorrow, January 31, 2025, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through January 31, 2026. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 72269#. The audio playback via phone will be available through February 7, 2025. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2024	2023	2024	2023

Net sales	$189,814	178,400	$360,278	$363,174
Cost of sales	118,367	106,737	218,758	218,876
Gross profit	71,447	71,663	141,520	144,298

Selling, general and administrative expenses	42,189	41,243	83,232	82,747
(Gain) loss on sale of business	-	-	-	(274)
Restructuring costs	920	1,360	2,006	3,266
Amortization of acquired intangible assets	3,475	2,033	5,480	4,114
Acquisition related costs	16,400	1,195	18,240	1,696

Income from operations	8,463	25,832	32,562	52,749

Interest expense	5,575	1,019	6,552	2,295
Other non-operating (income) expense, net	890	332	862	1,178
Total	6,465	1,351	7,414	3,473

Income from continuing operations before income taxes	1,998	24,481	25,148	49,276
Provision for income taxes	710	5,409	5,672	11,312
Net income from continuing operations	1,288	19,072	19,476	37,964

Income (loss) from discontinued operations, net of tax	(13)	(201)	(4)	(279)

Net income	1,275	18,871	19,472	37,685
Less: net income attributable to redeemable noncontrolling interest	418	-	418	-
Net income attributable to Standex International	$857	$18,871	$19,054	$37,685

Basic earnings per share:
Income (loss) from discontinued operations	(0.00)	(0.02)	(0.00)	(0.02)
Total income (loss) attributable to Standex International	$0.07	$1.60	$1.60	$3.20

Diluted earnings per share:
Income (loss) from discontinued operations	(0.00)	(0.02)	(0.00)	(0.02)
Total income (loss) attributable to Standex International	$0.07	$1.59	$1.59	$3.17

Average Shares Outstanding
Basic	11,942	11,791	11,872	11,762
Diluted	12,025	11,858	11,972	11,891

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
(In thousands)	2024	2024

ASSETS
Current assets:
Cash and cash equivalents	$121,147	154,203
Accounts receivable, net	153,172	121,365
Inventories	103,984	87,106
Prepaid expenses and other current assets	86,619	67,421
Total current assets	464,922	430,095

Property, plant, equipment, net	137,613	134,963
Intangible assets, net	207,504	78,673
Goodwill	586,712	281,283
Deferred tax asset	21,981	17,450
Operating lease right-of-use asset	39,987	37,078
Other non-current assets	24,219	25,515
Total non-current assets	1,018,016	574,962

Total assets	$1,482,938	$1,005,057

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$73,390	63,364
Accrued liabilities	59,584	56,698
Income taxes payable	5,179	7,503
Total current liabilities	138,153	127,565

Long-term debt	534,297	148,876
Operating lease long-term liabilities	33,914	30,725
Accrued pension and other non-current liabilities	93,905	76,388
Total non-current liabilities	662,116	255,989

Redeemable non-controlling interest	26,635	-

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	132,327	106,193
Retained earnings	1,097,857	1,086,277
Accumulated other comprehensive loss	(187,769)	(182,956)
Treasury shares	(428,357)	(429,987)
Total stockholders' equity	656,034	621,503

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,482,938	$1,005,057

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Six Months Ended
	December 31,
(In thousands)	2024	2023

Cash Flows from Operating Activities
Net income	$19,472	37,685
Income (loss) from discontinued operations	(4)	(279)
Income from continuing operations	19,476	37,964

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,566	13,969
Stock-based compensation	5,155	4,824
Non-cash portion of restructuring charge	(896)	346
(Gain) loss on sale of business	-	(274)
Contributions to defined benefit plans	(4,766)	(1,541)
Net changes in operating assets and liabilities	(7,873)	(15,121)
Net cash provided by operating activities - continuing operations	26,662	40,167
Net cash provided by (used in) operating activities - discontinued operations	(31)	(422)
Net cash provided by (used in) operating activities	26,631	39,745
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(13,690)	(8,587)
Expenditures for acquisitions, net of cash acquired	(419,652)	(29,229)
Proceeds from the sale of business	-	274
Other investing activities	3,904	-
Net cash provided by (used in) investing activities	(429,438)	(37,542)
Cash Flows from Financing Activities
Proceeds from borrowings	724,313	-
Payments of debt	(339,110)	(25,000)
Activity under share-based payment plans	1,791	1,189
Purchase of treasury stock	(5,166)	(26,650)
Cash dividends paid	(7,362)	(6,840)
Other financing activities	(4,415)	-
Net cash provided by (used in) financing activities	370,051	(57,301)

Effect of exchange rate changes on cash	(300)	1,816

Net changes in cash and cash equivalents	(33,056)	(53,282)
Cash and cash equivalents at beginning of year	154,203	195,706
Cash and cash equivalents at end of period	$121,147	$142,424

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2024	2023	2024	2023
Net Sales
Electronics	$95,923	$79,419	$173,656	$161,107
Engraving	31,454	40,845	64,817	81,639
Scientific	18,477	16,292	36,170	34,485
Engineering Technologies	22,649	19,887	43,179	38,107
Specialty Solutions	21,311	21,957	42,456	47,836
Total	$189,814	$178,400	$360,278	$363,174

Income from operations
Electronics	$17,419	$15,850	$34,446	$32,184
Engraving	4,122	8,910	9,946	16,505
Scientific	4,718	4,248	9,467	9,178
Engineering Technologies	3,692	3,405	7,702	6,422
Specialty Solutions	3,562	3,965	7,110	9,582
Restructuring	(920)	(1,360)	(2,006)	(3,266)
Acquisition related costs	(16,400)	(1,195)	(18,240)	(1,696)
Corporate	(7,730)	(7,991)	(15,863)	(16,434)
Total	$8,463	$25,832	$32,562	$52,749

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2024	2023	% Change	2024	2023	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$189,814	$178,400	6.4%	$360,278	$363,174	-0.8%
Income from operations, as reported	$8,463	$25,832	-67.2%	$32,562	$52,749	-38.3%
Income from operations margin	4.5%	14.5%		9.0%	14.5%
Adjustments:
Restructuring charges	920	1,360		2,006	3,266
Acquisition-related costs	16,400	1,195		18,240	1,696
Amortization of acquired intangible assets	3,475	2,033		5,480	4,114
(Gain) loss on sale of business	-	-		-	(274)
Purchase accounting expenses	6,197	305		6,197	645
Adjusted income from operations	$35,455	$30,725	15.4%	$64,485	$62,196	3.7%
Adjusted income from operations margin	18.7%	17.2%		17.9%	17.1%
Interest and other income (expense), net	(6,465)	(1,351)		(7,414)	(3,473)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	(282)		-	(282)
Provision for income taxes	(710)	(5,409)		(5,672)	(11,312)
Discrete and other tax items	447	-		375	100
Tax impact of above adjustments	(5,822)	(1,016)		(7,005)	(2,067)
Net income from continuing operations, as adjusted	$22,905	$22,667	1.0%	$44,769	$45,162	-0.9%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$1,288	$19,072	-93.2%	$19,476	$37,964
Net income from continuing operations margin	0.7%	10.7%		5.4%	10.5%
Add back:
Provision for income taxes	710	5,409		5,672	11,312
Interest expense	5,575	1,019		6,552	2,295
Depreciation and amortization	8,505	6,887		15,566	13,969
EBITDA	$16,078	$32,387	-50.4%	$47,266	$65,540	-27.9%
EBITDA Margin	8.5%	18.2%		13.1%	18.0%
Adjustments:
Restructuring charges	920	1,360		2,006	3,266
Acquisition-related costs	16,400	1,195		18,240	1,696
(Gain) loss on sale of business	-	-		-	(274)
Purchase accounting expenses	6,197	305		6,197	645
Adjusted EBITDA	$39,595	$34,965	13.2%	$73,709	$70,591	4.4%
Adjusted EBITDA Margin	20.9%	19.6%		20.5%	19.4%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$9,115	$23,760		$26,662	$40,167
Less: Capital expenditures	(6,965)	(4,249)		(13,690)	(8,587)
Free cash flow from continuing operations	$2,150	$19,511		$12,972	$31,580

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
Adjusted earnings per share from continuing operations	2024	2023	% Change	2024	2023	% Change

Diluted earnings per share from continuing operations attributable to Standex, as reported	$0.07	$1.61	-95.7%	$1.59	$3.19	-50.2%

Adjustments:
Net income (loss) attributable to non-controlling interest	0.03	-		0.03	-
Restructuring charges	0.06	0.09		0.13	0.21
Acquisition-related costs	1.10	0.08		1.22	0.11
Amortization of acquired intangible assets	0.22	0.13		0.35	0.27
Gain on bargain purchase	-	-		-	-
(Gain) loss on sale of business	-	-		-	(0.02)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	(0.02)		-	(0.02)
Discrete tax items	0.04	-		0.04	0.01
Purchase accounting expenses	0.39	0.02		0.39	0.04
Diluted earnings per share from continuing operations attributable to Standex, as adjusted	$1.91	$1.91	0.0%	$3.75	$3.79	-1.1%